                                                                    EXHIBIT 13.1

                                    FORM 10-K

                   ANNUAL REPORT PURSUANT TO SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended December 31, 2002 -
                       FDIC Insurance Certificate 26919-1

                               THE COMMUNITY BANK
             (Exact name of registrant as specified in its charter)

        NORTH CAROLINA                                      56-1496834
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                       Identification Number)



 616 SOUTH KEY STREET, PILOT MOUNTAIN, NC                      27041
(Address of Principal Executive Offices)                     (Zip Code)


        Registrant's telephone number, including area code (336) 368-5334

           Securities registered pursuant to Section 12(b) of the Act:

    TITLE OF EACH CLASS               NAME OF EACH EXCHANGE ON WHICH REGISTERED
    -------------------               -----------------------------------------
           N/A                                           N/A

           Securities registered pursuant to Section 12(g) of the Act:
                          Common Stock, $2.50 par value

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         The aggregate market value of the voting stock held by non-affiliates of the registrant as of June 30, 2002 was $41,637,143.

         Indicate by check mark whether the Registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes__ No X

         As of February 28, 2003 the Registrant had outstanding 1,597,750 shares of Common Stock, $2.50 par value.

                       DOCUMENTS INCORPORATED BY REFERENCE

         PART I: The 2002 Annual Report to Shareholders for the fiscal year ended December 31, 2002.

         PART II: The Annual Report to Shareholders for fiscal year ended December 31, 2002.

         PART III: Proxy Statement filed with the Federal Deposit Insurance Corporation pursuant to the Securities Exchange Act of 1934 in connection with the 2003 Annual Meeting of Shareholders and the 2002 Annual Report to Shareholders for the fiscal year ended December 31, 2002.



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                               THE COMMUNITY BANK

              FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                TABLE OF CONTENTS

                                     PART I

                                                                                          Page
                                                                                          ----
Item 1.   Business........................................................................  3
Item 2.   Properties...................................................................... 11
Item 3.   Legal Proceedings............................................................... 12
Item 4.   Submission of Matters to a Vote of Security Holders............................. 12


                             PART II

Item 5.   Market For Registrant's Common Stock and Related Shareholder Matters............ 13
Item 6.   Selected Financial Data......................................................... 13
Item 7.   Management's Discussion and Analysis of Financial Conditions and Results
                   of Operations.......................................................... 13
Item 7A.  Quantitative and Qualitative Disclosures about Market Risk...................... 13
Item 8.   Financial Statements and Supplementary Data..................................... 14
Item 9.   Changes in and Disagreements with Accountants on Accounting and
                   Financial Disclosure................................................... 14

                            PART III

Item 10.  Directors and Executive Officers of the Bank.................................... 15
Item 11.  Executive Compensation.......................................................... 15
Item 12.  Security Ownership of Certain Beneficial Owners and Management.................. 15
Item 13.  Certain Relationships and Related Transactions.................................. 16
Item 14.  Controls and Procedures......................................................... 16

                             PART IV

Item 15.  Exhibits, Financial Statement Schedules and Reports on Form 8-K................. 17

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PART I

ITEM 1 - BUSINESS

FORWARD-LOOKING INFORMATION

Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Bank with the Federal Deposit Insurance Corporation from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "except," "anticipate," "should," "might," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. The factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank's operations, pricing, products and services.

GENERAL

The Community Bank (hereinafter referred to as the "Bank") was incorporated under the laws of the State of North Carolina on March 9, 1987, and was licensed by the North Carolina State Banking Department and commenced operations as a North Carolina state-chartered bank on March 23, 1987. The Bank's securities consist of one class, common stock, $2.50 par value of which 1,592,523 shares were outstanding as of December 31, 2002, held for record by approximately 1,378 shareholders. The Bank is an insured bank under the Federal Deposit Insurance Act up to its applicable limits. It is not a member of the Federal Reserve System. The Bank is a member of the Federal Home Loan Bank (FHLB) of Atlanta.

The Bank is a full service bank, which operates 10 banking offices and a centralized operations center. These facilities are located in Surry, Rockingham, Stokes, Iredell, and Yadkin counties of North Carolina. The Bank makes both consumer and commercial loans to all neighborhoods within this market area, including the low- and moderate- income areas. Its principal office is located at 616 South Key Street, Pilot Mountain, North Carolina. There are branches located in Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove and Jonesville.

The Bank provides a wide range of banking products including interest bearing and non-interest bearing checking accounts, money market rate checking accounts, savings accounts, certificates of deposit, individual retirement accounts, and Bounce Protection. Loan products offered include overdraft protection, commercial, consumer, real estate, agricultural, residential mortgage, home equity and other installment and term loans. The Bank also offers safe deposit boxes, credit cards, VISA Check cards, debt cancellation agreements, credit life and disability insurance, as well as automated banking services through ATMs and 24-hour telephone banking. The Bank offers discount brokerage services pursuant to a third party arrangement with UVEST Investment Services. The Bank owns 9.6% of Sidus Financial Corporation, which is a North Carolina corporation, engaged in the mortgage origination and insurance business. The Bank sells the majority of its fixed rate mortgage loan originations through this broker arrangement, which enables the Bank to invest more funds in commercial loans. The Bank receives a service fee for processing these loans.

The Bank has no foreign operations. The Bank has not engaged in any material research activities relating to the development of new services or the improvement of existing banking services during the past two fiscal years.

The Bank has no present plans regarding "a new line of business" that will require an investment of a material amount of total assets. Based upon present business activities, compliance with federal, state, and local provisions regulating discharging materials into the environment will not require any capital expenditure of the Bank.

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The Bank sold a tract of foreclosed property in 1998 which has environmental damage caused by leaking gas tanks. The Bank is cleaning up this property and the expenses relating to this effort are reimbursed to the Bank by the State of North Carolina's Leaking Underground Storage Tank Trust Fund.

The Bank has no subsidiaries. The Bank holds no patents, trademarks, licenses, franchise or concession material to its operations. The retail nature of the Bank allows for full diversification of depositors and borrowers so it is not dependent upon a single or a few customers. Most of the Bank's deposits are attracted from individuals and small to moderate business-related sources. However, the Bank does accept public funds from local government bodies and as of December 31, 2002, these public funds totaled $5,530,521, which represented 2.75% of total deposits.

At December 31, 2002 the Bank had seventy-seven full-time employees and five part-time employees. Relations with employees are good. The business of the Bank is not seasonal. As part of its operations, the Bank occasionally holds discussions and evaluates the potential acquisition of, or merger with, various financial institutions. In addition, the Bank occasionally enters new markets and engages in new activities in which it competes with established financial institutions. There is no assurance as to the success of any new office or activity. Furthermore, as a result of such expansion, the Bank may from time to time incur start-up costs that could affect the financial results of the Bank.

COMPETITION

The Bank's headquarters are located in Pilot Mountain, Surry County. The Bank has offices in five counties of North Carolina. The following table presents each county the Bank operates in, the number of bank branches within each of those counties, and the approximate amount of deposits in each county.

                            No. of          Deposits
         County            Branches      (in millions)        %
         ------            --------      -------------       ---
         Surry                 4            $ 108             54
         Stokes                3               44             22
         Rockingham            1               19              9
         Iredell               1               24             12
         Yadkin                1                6              3
         ---------            --            --------         ---
         Total                10              201            100

The Bank's ten branches and facilities are for the most part located in small communities whose economies are based primarily on services, manufacturing and light industry. Although the Bank's market is predominantly small communities and rural areas, the area is not dependent on agriculture. Textiles, furniture, electronics, plastic and metal fabrication, forest products, and food products are among the leading manufacturing industries in the trade area. Additionally, several of the communities served by the Bank are "bedroom" communities serving Winston-Salem and Greensboro.

As shown in the table above, approximately 54% of the Bank's deposit base is in Surry County, and, accordingly, material changes in competition, the economy or population of Surry County could materially impact the Bank. Stokes County is the only other county that comprises more than 20% of the Company's deposit base.

The banking laws of North Carolina allow banks located in North Carolina to develop branches throughout the state. In addition, out-of-state banks may open new branches in North Carolina as well as acquire or merge with banks located in North Carolina. As a result of such laws, banking activities in North Carolina are highly competitive.

The Bank competes in its various market areas with, among others, several large interstate bank holding companies that are headquartered in North Carolina. These large competitors have substantially greater resources than the Bank, including broader geographic markets, higher lending limits and the ability to make greater use of large-scale advertising and promotions. A significant number of interstate banking acquisitions have taken place in the past decade, thus further increasing the size and financial resources of some of the Bank's competitors, three of which are among the largest bank holding companies in the nation. Surry County, which as noted above comprises a

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disproportionate share of the Bank's deposits, is a particularly competitive market, with at least nine other financial institutions having a physical presence. See "Supervision and Regulation" below for a further discussion of regulations in the Bank's industry that effect competition.

The Bank competes not only against banking organizations, but also against a wide range of financial service providers, including credit unions, investment and brokerage firms and small-loan or consumer finance companies. Competition among financial institutions of all types is virtually unlimited with respect to legal ability and authority to provide most financial services. The Bank also experiences competition from Internet banks, particularly as it relates to time deposits.

However, the Bank believes it has certain advantages over its competition in the areas it serves. The Bank seeks to maintain a distinct local identity in each of the communities it serves and actively sponsors and participates in local civic affairs. Most lending and other customer-related business decisions can be made without the delays often associated with larger systems. Additionally, employment of local managers and personnel in various offices and low turnover of personnel enable the Company to establish and maintain long-term relationships with individual and corporate customers.

GOVERNMENT SUPERVISION AND REGULATION

The Bank is a North Carolina chartered banking corporation with deposits insured by the Federal Deposit Insurance Corporation's (FDIC) insurance funds. The Bank is subject to extensive regulation and examination by the North Carolina Banking Commission and by the FDIC.

The following is a brief summary of certain statutes and regulations applicable to the Bank but is not intended to be exhaustive and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

GENERAL. The Bank is an insured, North Carolina-chartered bank that is not a member of the Federal Reserve System. Its deposits are insured by the BIF and it is subject to supervision and examination by, and the regulations and reporting requirements of the FDIC and the Commissioner, which are its primary federal and state banking regulators, respectively. The FDIC and the Commissioner have broad powers to enforce laws and regulations applicable to the Bank and to require corrective action of conditions affecting the safety and soundness of the Bank.

As an insured institution, the Bank is prohibited from engaging as principal in any activity, or acquiring or retaining any equity investment of a type or in an amount, that is not permitted for national banks unless (i) the FDIC determines that the activity or investment would pose no significant risk to the BIF and
(ii) the Bank is, and continues to be, in compliance with all applicable capital standards.

Though it is not a member of the Federal Reserve System, the Bank's business also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and by the monetary and fiscal policies of the Board of Governors of the Federal Reserve. The actions and policy directives of the Federal Reserve Board (the "FRB") determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing and also influence, directly and indirectly, the rates of interest paid by banks on time and savings deposits. The nature and impact on the Bank of future changes in economic conditions and monetary and fiscal policies are unpredictable.

DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. The Commissioner's approval of the Bank's organization was conditioned on the requirement that, for a period of three years following commencement of its operations, the Bank not pay any cash dividend. Thereafter, the Commissioner's prior approval would be required for the payment of any cash dividend by the Bank.

Other state and federal statutory and regulatory restrictions apply to the payment of dividends on the common stock of the Bank. Under North Carolina law applicable to banks, and subject to certain limitations, the directors of a bank may declare a cash dividend of so much of the bank's undivided profits as they deem appropriate. However, during any period in which the Bank's surplus is less than 50% of its paid-in capital stock, it may not declare any dividend until it transfers 25% of its undivided profits (or any lesser percentage necessary) to raise surplus to an amount equal

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to 50% of paid-in capital stock. As an insured depository institution, federal law prohibits the Bank from making any capital distributions, including the payment of a cash dividend, if it is, or after making the capital distribution would become, "undercapitalized," as that term is defined in the Federal Deposit Insurance Act (the "FDIA"). Based on its current financial condition, the Bank does not expect that these restrictions will have any impact on the Bank's ability to pay dividends in the future.

CAPITAL ADEQUACY REQUIREMENTS. The Bank is required to comply with the capital adequacy standards established by state and federal laws and regulations. Under North Carolina law applicable to commercial banks, a bank's capital will be deemed impaired when the payment of expenses, losses or other charges to its capital accounts reduces a bank's total equity capital to an amount less than its capital stock. If the capital stock of a North Carolina commercial bank is impaired by losses or otherwise, the Commissioner is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder, upon 30 days notice, to sell as much as is necessary of the stock of such stockholder to satisfy the deficiency.

In addition, the FDIC has promulgated risk-based capital and leverage capital guidelines for determining the adequacy of a bank's capital. All applicable capital standards must be satisfied for the Bank to be considered in compliance with the FDIC's requirements. Under the FDIC's risk-based capital measure, the minimum ratio ("Total Risk-Based Capital Ratio") of a bank's total capital to its risk-weighted assets is 8.0%. At least half of total capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying non-cumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, a limited amount of loan loss reserves, and net unrealized holding gains on equity securities ("Tier 2 Capital"). At December 31, 2002, the Bank's Total Risk-Based Capital Ratio and its ratio of Tier 1 Capital to risk-weighted assets ("Tier 1 Risk-Based Capital Ratio") were well above the FDIC's minimum risk-based capital guidelines.

Under the FDIC's leverage capital measure, the minimum ratio (the "Leverage Capital Ratio") of Tier 1 Capital to total assets is 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. The FDIC's guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and the FDIC has indicated that it will consider a bank's "Tangible Leverage Ratio" (deducting all intangible assets) and other indicia of capital strength in evaluating proposals for expansion or new activities. At December 31, 2002, the Bank's Leverage Capital Ratio was well above the FDIC's minimum leverage capital guidelines.

For further information regarding the Bank's capital requirements, see Note 11 to Financial Statements in the 2002 Annual Report to Shareholders.

RESERVE REQUIREMENTS. Pursuant to regulations of the FRB, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $5.7 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of transaction accounts between $5.7 million and $41.3 million, and reserves equal to 10.0% must be maintained on aggregate balances in excess of $41.3 million. These percentages are subject to adjustment by the FRB. Because the Bank's reserves are required to be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, one effect of the reserve requirement is to reduce the amount of the Bank's interest-earning assets. At December 31, 2002, the Bank met FDIC reserve requirements.

The Bank also is subject to the reserve requirements established by the Commissioner. North Carolina law requires state non-member banks to maintain, at all times, a reserve fund in an amount set by regulation of the Commissioner. Currently, the Commissioner requires the Bank to maintain and establish reserves at the level required by the FRB for non-member banks. The reserve must consist of cash on hand, balances payable on demand, certain unencumbered interest-bearing obligations, and balances maintained at the Federal Reserve Bank. A bank that fails to maintain reserves at or above the legal requirement is prohibited generally from making new loans or discounts or

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paying dividends from its profits. In addition, the Commissioner has established surplus requirements applicable to state-chartered commercial banks. The Bank must maintain a surplus equal to 50% of the Bank's common capital stock. At December 31, 2002, the Bank met both the Commissioner's reserve and surplus requirements.

DEPOSIT INSURANCE ASSESSMENTS. The Bank is also subject to insurance assessments imposed by the FDIC. The FDIC currently uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities for purposes of calculating deposit insurance assessments payable by insured depository institutions. Under the risk-based assessment system, there are nine assessment risk classifications to which different assessment rates ranging from zero to 27 basis points are applied. Under current law, the insurance assessment to be paid by BIF members such as the Bank is specified in a schedule required to be issued by the FDIC. Based on the current financial condition and capital levels of the Bank, the Bank does not expect that the FDIC insurance assessments will have a material impact on the Bank's future earnings.

FEDERAL HOME LOAN BANK SYSTEM. The FHLB system provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, the Bank is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the FHLB of Atlanta. On December 31, 2002, the Bank was in compliance with this requirement with investment in FHLB of Atlanta stock of $695,700.

PROMPT CORRECTIVE ACTION. The FDIC has broad powers to take corrective action to resolve the problems of insured depository institutions. The extent of these powers will depend upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the FDIC's rules implementing the prompt corrective action provisions, an insured, state-chartered bank is considered "well-capitalized" if it (i) has a Total Risk-Based Capital Ratio of 10.0% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC. An "adequately capitalized" institution is defined as one that has Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0%" or greater. An institution is considered "under capitalized" if it has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%. An institution is considered "significantly under capitalized" if it has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, and "critically undercapitalized" if it has a ratio of tangible equity capital to assets equal to or less than 2.0%. At December 31, 2002, the Bank satisfied all capital requirements.

COMMUNITY REINVESTMENT. Under the Community Reinvestment Act ("CRA") as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured institutions, to assess the institutions' records of meeting the credit needs of their communities, using the ratings of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance," and to take that record into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their CRA performance ratings. The Bank received an "outstanding" rating in its last CRA examination, which was conducted during December 9, 1998.

GRAMM-LEACH-BLILEY ACT. Federal legislation adopted by Congress during 1999, the Gramm-Leach-Bliley Act (the "GLB Act"), has dramatically changed various federal laws governing the banking, securities, and insurance industries. The GLB Act has expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them.

In general, the GLB Act (i) expands opportunities to affiliate with securities firms and insurance companies; (ii) overrides certain state laws that would prohibit certain banking and insurance affiliations; (iii) expands the activities

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in which banks and bank holding companies may participate; (iv) requires that banks and bank holding companies engage in some activities only through affiliates owned or managed in accordance with certain requirements; (v) reorganizes responsibility among various federal regulators for oversight of certain securities activities conducted by banks and bank holding companies; and
(vi) requires banks to adopt and implement policies and procedures for the protection of the financial privacy of their customers, including procedures that allow customers to elect that certain financial information not to be disclosed to certain persons.

The GLB Act has expanded opportunities for the Bank to provide other services and obtain revenues in the future but, at present, it has not had a significant effect on our respective operations as they are presently conducted. However, this expanded authority also may present us with new challenges as we compete with larger financial institutions that expand their services and products into the same areas that are now feasible for smaller, community-oriented financial institutions. The economic effects of the GLB Act on the banking industry, and on competitive conditions in the financial services industry generally, may be profound.

USA PATRIOT ACT. In response to the events of September 11th, President George
W. Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through many means, including broadened anti-money laundering requirements. For example, by way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act encourages information sharing among banks, bank regulatory agencies, and law enforcement bodies to prevent money laundering. Additionally, Title III of the USA PATRIOT ACT imposes several affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Pursuant to Section 352 of the USA PATRIOT Act, all financial institutions must establish anti-money laundering programs that include, at a minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program. Also, Section 326 of the Act requires certain minimum standards with respect to customer identification and verification. Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering. Furthermore, effective December 25, 2001, financial institutions were prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and are subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

Bank regulators are directed to consider a bank's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

SARBANES-OXLEY ACT OF 2002. On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law and became some of the most sweeping federal legislation addressing accounting, corporate governance and disclosure issues. The impact of the Sarbanes-Oxley Act is wide-ranging as it applies to all public companies and imposes significant new requirements for public company governance and disclosure requirements. Some of the provisions of the Sarbanes-Oxley Act became effective immediately while others have been and will be implemented over the coming months.

In general, the Sarbanes-Oxley Act mandates important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies' reported financial results. It establishes new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process and creates a new regulatory body to oversee auditors of public companies. It backs these requirements with new SEC enforcement tools, increases criminal penalties for federal mail, wire and securities fraud, and creates new criminal penalties for document and record destruction in connection with federal investigations. It also increases the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The full impact of the Sarbanes-Oxley Act cannot be fully measured until the SEC completes its actions to implement the numerous provisions for which Congress has delegated implementation authority. The economic and operational effects of this new legislation on public companies, including the Bank, will be significant in terms of the time, resources and costs associated with complying with the new law. Because the Sarbanes-Oxley Act, for the most part, applies equally to larger and smaller public companies, the Bank will be presented with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions in its market.

TAXATION. The Bank is subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code") in the same general manner as other corporations.

For additional information regarding federal and state taxes, see Note 7 of Notes to Financial Statements in the 2002 Annual Report to Shareholders.

Under North Carolina law, the Bank is subject to an annual corporate income tax of 6.90% of its federal taxable income as computed under the Code, subject to certain prescribed adjustments. In additions to the state corporate income tax, the Bank is subject to an annual state franchise tax, which is imposed at a rate of .15% applied to the greatest of the Bank's (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina.

OTHER. The federal banking agencies, including the FDIC, have developed joint regulations requiring annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state-chartered institutions examined by state regulators, and establishing operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions, as well as compensation standards when such compensation would endanger the insured depository institution or would constitute an unsafe practice. In addition, the Bank is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, fair credit reporting laws and laws relating to branch banking. The Bank does not believe that these regulations have had or will have a material adverse effect on its current operations.



RISKS ASSOCIATED WITH THE BANK

CONCENTRATION OF OPERATIONS. The Bank's operations concentrated in the piedmont region of North Carolina. As a result of this geographic concentration, the Bank's results may correlate to the economic conditions in these areas. A deterioration in economic conditions in any of these market areas, particularly in the industries on which these geographic areas depend, may adversely affect the quality of our loan portfolio and the demand for its products and services, and accordingly, its results of operations.

RISKS ASSOCIATED WITH LOANS. A significant source of risk for the Bank arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Bank has underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Bank's loan portfolio. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect results of operations.

COMPETITION WITH LARGER FINANCIAL INSTITUTIONS. The banking and financial services business in the Bank's market area continues to be a competitive field and is becoming more competitive as a result of:

         o Changes in regulations;
         o Changes in technology and product delivery systems; and
         o The accelerating pace of consolidation among financial services providers.

It may be difficult to compete effectively in the Bank's market, and results of operations could be adversely affected by the nature or pace of change in competition. The Bank competes for loans, deposits and customers with various bank and non-bank financial services providers, many of which are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services.

TRADING VOLUME. The trading volume in the Bank's common stock on the OTC Bulletin Board has been comparable to other similarly-sized banks and companies trading on the OTC Bulletin Board. Nevertheless, this trading is relatively low when compared with more seasoned companies listed on the Nasdaq SmallCap Market, the Nasdaq National Market System, the New York Stock Exchange, or other consolidated reporting systems or stock exchanges. The market in the Bank's common stock may be limited in scope relative to other companies. The Bank cannot guarantee that a more active and liquid trading market for the Bank's common stock will develop in the future.

TECHNOLOGICAL ADVANCES. The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank's future success will depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of our competitors have substantially greater resources than the Bank have to invest in technological improvements.

GOVERNMENT REGULATIONS. Current and future legislation and the policies established by federal and state regulatory authorities will affect the Bank's operations. The Bank is subject to supervision and periodic examination by the FDIC and the Commissioner. Banking regulations, designed primarily for the protection of depositors, may limit the Bank's growth and the return to our shareholders by restricting certain of the Bank's activities, such as:

         o The payment of dividends to the Bank's shareholders;
         o Possible mergers with or acquisitions of or by other institutions;
         o Investment policies;
         o Loans and interest rates on loans;
         o Interest rates paid on deposits;
         o Expansion of branch offices; and/or
         o The possibility to provide or expand securities or trust services.

The Bank cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that any changes may have on future business and earnings prospects. The cost of compliance with regulatory requirements may adversely affect the Bank's ability to operate profitably. The enactment of the Sarbanes-Oxley Act, and the related rules and regulations enacted by the SEC, has resulted in a significant increase in audit and legal fees.




ITEM 2 - PROPERTIES

The Bank's main office is located in Surry County at 616 South Key Street, Pilot Mountain and is owned by the Bank. Improvements consist of a two-story 8,300 square foot building. It has five inside teller windows and two drive-thru windows and a walkup ATM machine. The second floor of the building provides ample room for conducting employee training for the entire Bank as well as for future growth.

The Bank's first Mount Airy Office is located in Surry County on a parcel of land located at 2010 Community Drive. The Bank owns the building that consists of 3,500 square feet of ground floor space. It has two drive-thru windows and four inside teller windows and a drive-up ATM machine.

The Sandy Ridge Office is located in Stokes County on Highway 704. The building and land were purchased from First Union in 1989 and major improvements were made to the 1,250 square foot building. It has three inside teller windows and one drive-thru window and a drive-up ATM machine.

The Madison Office opened in May 1990. The building is located in Rockingham County at 619 Ayersville Road. The 2,000 square foot building has three inside teller windows and two drive-thru windows and a drive-up ATM machine. The property and the building are owned by the Bank.

The Union Grove Office, which opened in September 1990, is located in Iredell County at 1439 West Memorial Highway. The property was purchased in 1997 and a 2,300 square foot building was completed in 2000. It has three inside teller windows and two drive-thru windows and a drive-up ATM machine.

The Dobson Office is located in Surry County at 201 West Kapp Street. The 2,300 square foot building and .343 acres of land was purchased from United Carolina Bank on November 17, 1995. There are four inside teller windows and two drive-thru windows and a drive-up ATM machine.

The banking office in downtown Mount Airy is located in Surry County at 255 East Independence Boulevard. The land was purchased in 1995 and the Bank built a 10,000 square foot, two-story building on the site. This office has four inside teller windows and two drive-thru lanes plus a drive-up ATM machine. The second floor of the building provides space for future growth.

The King Office opened February 13, 1998. The office is located in Stokes County on Dalton Road in downtown King. The Bank leases the 4,000 square foot office, with three inside teller windows and a drive-thru window and a drive-up ATM machine. In October of 2000, the Bank purchased property in King and plans to erect a new 2,200 square foot office building during 2003.

The Bank's Operations Center is located in Surry County at 615 West Main Street, Pilot Mountain and was occupied in November 1990. The Bank purchased and remodeled a 6,000 square foot building, which is located on 1.5 acres of land. The data processing and loan processing areas of the Bank are housed in this facility. This property provides opportunity for expansion of the building and management of the Bank believes that this site will be adequate to accommodate the operations of the Bank for many years.

In July 1999, the Bank opened an office in Walnut Cove in an existing vacant bank building located in Stokes County at 1072 North Main Street. The bank signed a five-year lease at a monthly cost of $750.00. This office has three inside teller windows and two drive-thru windows and a drive-up ATM machine.

The Bank opened an office in Jonesville, the first in Yadkin County, during August 2000. In 2001, land was purchased and a 2,465 square foot building was completed in January 2002. This office is located at 515 Winston Road and has three inside teller windows and two drive-thru windows and a drive-up ATM.

ITEM 3 - LEGAL PROCEEDINGS

The Bank is defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the operations, liquidity or financial position of the Bank.


ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of stockholders during the quarter ended December 31, 2002.

PART II

ITEM 5 - MARKET FOR BANK'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Trading in the Bank's stock has not been extensive and such trades cannot be characterized as amounting to a trading market. The Bank's stock is traded on the NASDAQ Over the Counter Electronic Bulletin Board under the Symbol "CKPM", and the Bank is its own transfer agent. The 2002 Annual Report to Shareholders page 34 is incorporated herein by reference, which includes Management's Discussion of the market of the Bank's common stock.

The Bank paid $0.38 per share cash dividend in 2002, compared to $0.28 cash dividend plus a 35-percent stock dividend in 2001 and $0.23 cash dividend plus a 10 percent stock dividend in 2000. The Board of Directors expects to declare 2003 dividends in the first quarter of 2003.

In 1989, the Bank amended its Charter increasing the authorized number of shares from 2,000,000 to 4,000,000 and reducing the par amount from $5.00 to $2.50 per share.


ITEM 6 - SELECTED FINANCIAL DATA

This data is included in the Bank's 2002 Annual Report to Shareholders on page 2, which is incorporated herein by reference.


ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The required information is included in the Bank's 2002 Annual Report to Shareholders under the heading "Management's Discussion and Analysis", pages 24-38, and "Letter to Shareholders", pages 3-5, and hereby is incorporated by reference.

ITEM 7A - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK

Certain information concerning market risk is set forth under the caption "Asset and Liability Management, Interest Rate Sensitivity and Liquidity Management" on pages 36 and 37 in the Bank's 2002 Annual Report to Shareholders and is incorporated herein by reference.

The Company's primary market risk is interest rate risk. Interest rate risk is the result of differing maturities or repricing intervals of interest earning assets and interest bearing liabilities and the fact that rates on these financial instruments do not change uniformly. These conditions may impact the earnings generated by the Company's interest earning assets or the cost of its interest bearing liabilities, thus directly impacting the Company's overall earnings. The Company's management actively monitors and manages interest rate risk. One way this is accomplished is through the development of and adherence to the Company's asset and liability policy. This policy sets forth management's strategy for matching the risk characteristics of the Company's interest earning assets and liabilities so as to mitigate the effect of changes in the rate environment.

One way to measure the Company's potential exposure to interest rate risk is to estimate the effect of a change in rates on the Company's Economic Value of Equity ("EVE"). The following table sets forth information relating to the Company's EVE and the estimated changes under various interest rate change scenarios as of December 31, 2002 (in thousands).

MARKET RISK TABLE
DECEMBER 31, 2002
(000'S)

   Change in                    Economic            Estimated    Estimated
   Interest Rates               Value of Equity     $ Change     % Change
   -----------------------------------------------------------------------
   400 basis point rise         $17,747              (7,684)         -30%
   300 basis point rise          19,574              (5,857)         -23%
   200 basis point rise          23,001              (2,430)         -10%
   100 basis point rise          24,199              (1,232)          -5%
   Base Scenario                 25,431                  -              -
   100 basis point decline       26,631               1,200            5%
   200 basis point decline       27,481               2,050            8%
   300 basis point decline       28,226               2,795           11%
   400 basis point decline       29,132               3,701           15%

Computation of perspective effects of hypothetical interest rate changes, such as the above computations, are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, bond maturities and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions management could undertake in response to sudden changes in interest rates.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

For Financial Statements of the Bank, see Balance Sheets at December 31, 2002 and 2001; and Statements of Income and Comprehensive Income, Statements of Changes in Shareholders' Equity, Statements of Cash flow for the years ended December 31, 2002, 2001, and 2000; Notes to Financial Statements and Independent Auditors' Report thereon included in pages 39-56 of the 2002 Annual Report, which are incorporated herein by reference.

ITEM 9 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

PART III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

The information in the Proxy Statement to the Shareholders dated February 24, 2003, pages 6-7 and page 11, and information in the Bank's 2002 Annual Report to Shareholders, pages 19-21 and page 23, is incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Bank's executive officers and directors, and persons who own more than 10% of the Bank's common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Bank with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms furnished to the Bank and written representations from the Bank's executive officers and directors, the Bank believes that during the fiscal year ended December 31, 2002, its executive officers and directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.


ITEM 11 - EXECUTIVE COMPENSATION

The information in the Proxy Statement to the Shareholders dated February 24, 2003, pages 9-11, and is incorporated herein by reference.

401 (k) PLAN, EMPLOYEES DEFINED BENEFIT PENSION PLAN AND SERP PLAN

The information in the Proxy Statement to Shareholders dated February 24, 2003, page 11 and pages 14-15, and information included in the 2002 Annual Report to Shareholders, page 51 is incorporated herein by reference.

STOCK OPTION PLAN

The Community Bank Director Stock Option Plan was approved to authorize 20,000 shares available for grant and the Employee Stock Plan was amended to increase the number of authorized shares to be granted to 55,000 shares by a two-thirds vote of the Shareholders on March 29, 2001. The information in the Proxy Statement to Shareholders dated February 24, 2003, pages 13-14, and information included in the Bank's 2002 Annual Report to Shareholders, pages 54-55, is incorporated herein by reference.

ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information required is included in the Proxy Statement to Shareholders dated February 24, 2003, page 3 and is incorporated herein by reference.

SECURITY OWNERSHIP OF MANAGEMENT

The information required is included in the Proxy Statement to Shareholders dated February 24, 2003, pages 4-5, and is incorporated herein by reference.

CHANGES IN CONTROL

Management of the Bank knows no arrangements, including any pledge of any person of securities of the Bank, the operation of which may at a subsequent date result in a change in control of the Bank.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the number of shares of the Bank's common stock to be issued upon the exercise of outstanding options; the weighted-average price of the outstanding options and the number of options remaining that may be issued under the Bank's stock option plans.

     ---------------------------------- --------------------- ----------------------- ---------------------------
               Plan category                 Number of           Weighted-average        Number of securities
                                          securities to be      exercise price of      remaining available for
                                            issued upon            outstanding          future issuance under
                                            exercise of         options, warrants        equity compensation
                                            outstanding             and rights             plans (excluding
                                         options, warrants                             securities reflected in
                                             and rights                                      column (a))

     ---------------------------------- --------------------- ----------------------- ---------------------------
                                                (a)                    (b)                       (c)

     ---------------------------------- --------------------- ----------------------- ---------------------------
            Equity compensation
             plans approved by                 26,531                 $17.75                    63,100
             security holders

     ---------------------------------- --------------------- ----------------------- ---------------------------
            Equity compensation
           plans not approved by                 0                      0                         0
             security holders

     ---------------------------------- --------------------- ----------------------- ---------------------------
                   Total                       26,531                 $17.75                    63,100

     ---------------------------------- --------------------- ----------------------- ---------------------------


ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

The information in the Proxy Statement to the Shareholders dated February 24, 2003, page 13, and information included in the Bank's 2002 Annual Report to Shareholders, page 56, is incorporated herein by reference.

TRANSACTIONS WITH MANAGEMENT

There have been no transactions since January 01, 2002 nor are there any presently proposed transactions, to which the Bank was or is to be a party in which any of the Bank's Officers and Directors had or have a direct or indirect material interest.

ITEM 14 - CONTROLS AND PROCEDURES

Within the quarter prior to the date of this report, the Bank carried out an evaluation under the supervision and with the participation of the Bank's management, including the Bank's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bank's disclosure controls and procedures pursuant to Securities Exchange Act Rules 13a-14(c) and 15d-14(c). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Bank's disclosure controls and procedures are effective in timely alerting them to material information relating to the Bank (including its consolidated subsidiaries) required to be included in the Bank's periodic FDIC Filings. There were no significant changes in the Bank's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

ITEM 15 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) 1. Listed below are the financial statements and schedules filed as a part of this Annual Report. Those items proceeded by *** are included in the Bank's 2002 Annual Report to Shareholders and hereby are incorporated by reference.

         ***      Independent Auditors' Report of Dixon Odom PLLC

         ***      Balance Sheets at December 31, 2002 and 2001

         *** Statements of Income and Comprehensive Income for the Years Ended December 31, 2002, 2001, and 2000

         *** Statements of Changes in Shareholders' Equity for the Years Ended December 31, 2002, 2001, and 2000

         *** Statements of Cash Flows for the Years Ended December 31, 2002, 2001, and 2000

         ***      Notes to Financial Statements

(a) 2. All financial statement schedules have been omitted as the required information is either not applicable or included in the Financial Statements or related notes or in the Proxy Statement

(a) 3. (1)       Articles of Incorporation of The Community Bank dated March 9, 1987
       (1.a)     Articles of Amendment of The Community Bank dated June 29, 1990
       (1.b)     Articles of Amendment of The Community Bank dated August 18, 1989
       (2)       Bylaws of The Community Bank
    4.           The Community Bank Common Stock Certificate
   10. (1)       Copy of The Community Bank Stock Option Plan for Key Employees
       (2)       Copy of The Community Bank Stock Option Plan for Directors
       (3)       Copy of the Employment Agreement dated November 1, 1991 for James O. Frye
       (4)       Copy of the Senior Management Supplemental Executive Retirement Plan
       (5)       Copy of the Deferred Compensation Agreement
   11.           Statement re: Computation of Per Share Earnings - Reference is made to the Bank's Consolidated
                 Statements of Operations attached hereto as Exhibit 13, which are incorporated herein by reference
   13.           2002 Annual Report to Shareholders for the fiscal year ended December 31, 2002

(b)              Reports on Form 8-K - No reports on Form 8-K were filed during the quarter ended December 31,
                 2002.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                           THE COMMUNITY BANK


Date: March __, 2003       By:
                                -----------------------------------------------
                                James O. Frye
                                Chairman, President and Chief Executive Officer (Duly Authorized Representative)

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

                            Section 302 Certification

I, James O. Frye, certify that:

(1) I have reviewed this annual report on Form 10-K of The Community Bank, a North Carolina bank;

(2) Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

(3) Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

(4) The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

         (c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March __, 2003        By:
                                -----------------------------------------------
                                James O. Frye
                                Chairman, President and Chief Executive Officer

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

                            Section 302 Certification

I, Merle B. Andrews, certify that:

(1) I have reviewed this annual report on Form 10-K of The Community Bank, a North Carolina bank;

(2) Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

(3) Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

(4) The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

         (d) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         (e) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

         (f) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (c) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         (d) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March __, 2003   By:
                           ----------------------------------------------------
                           Merle B. Andrews
                           Executive Vice President and Chief Financial Officer

                               THE COMMUNITY BANK

  CERTIFICATION OF PERIODIC FINANCIAL REPORT PURSUANT TO 18 U.S.C. SECTION 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned James O. Frye, President, Chief Executive Officer and Chairman of the Board of Directors of The Community Bank, certifies that the Annual Report of Form 10-K for the year ended December 31, 2002 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in that Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date:  March __, 2003  By:
                           ----------------------------------------------------
                           James O. Frye
                           Chairman, President and Chief Executive Officer

Date:  March __, 2003  By:
                           ----------------------------------------------------
                           Merle B. Andrews
                           Executive Vice President and Chief Financial Officer